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                                                                    EXHIBIT 21.1


Subsidiaries of the Registrant

Link Energy Limited Partnership, a Delaware limited partnership
Link Energy Pipeline Limited Partnership, a Delaware limited partnership Link Energy Canada Limited Partnership, a Delaware limited partnership Link Energy Finance Corp., a Delaware corporation
Link Energy General Partner LLC, a Delaware limited liability company Link Energy Canada Ltd., an Alberta corporation
EOTT Energy Liquids, L.P., a Delaware limited partnership